SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

URANERZ ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

NEVADA (State or other jurisdiction of Incorporation or organization)	98-0365605 (I.R.S. Employer Identification No.)
1701 East “E” Street P.O. Box 50850 Casper, Wyoming 82605 (307) 265-8900 (Address of Principal Executive Offices)

THE URANERZ ENERGY CORPORATION 2005 NONQUALIFIED STOCK OPTION PLAN (Full title of the plans)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to Options available for issuance under the Plan	20,000,000	US$3.02. (2)	US$60,400,000	US$7,012.44
Total	20,000,000		US$$60,400,000	US$7,012.44

(1)	Common Stock, par value $0.001, available for issuance by the Corporation pursuant to the Plan described herein
(2)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$3.09and US$2.95 respectively) for the Corporation’s Common Shares on July 14, 2011 as quoted on the NYSE Amex.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Uranerz Energy Corporation  (the “Corporation”) to register an additional 20,000,000 shares of common stock of the Corporation, par value $0.001 (“Common Shares”), with the United States Securities and Exchange Commission (the “SEC”) for issuance upon exercise of stock options (“Options”) granted under the Uranerz Energy Corporation 2005 Nonqualified Stock Option Plan (the “Plan”), as amended on June 15, 2011.

This Registration Statement on Form S-8 consists of only those items required by General Instruction E to Form S-8 and incorporates by reference herein the Registration Statement on Form S-8 (File No. 333-129843) consisting of 10,000,000 Common Shares, as filed with the SEC on November 21, 2005 (the “Initial S-8”).

Effective June 15, 2011, Article IV(1) of the Plan was amended to increase the maximum number of Common Shares authorized for issuance under the Plan from 10,000,000 Common Shares to 30,000,000 Common Shares. Of these 30,000,000 Common Shares, 10,000,000 Common Shares were previously registered under the Initial S-8.

Accordingly, the Corporation is filing this Registration Statement on Form S-8 to register an additional 20,000,000 Common Shares for issuance upon the exercise of Options granted under the Plan.

EXHIBITS

Exhibit Number	Exhibit
4.1	2005 Nonqualified Stock Option Plan, as amended June 15, 2011
5.1	Opinion of McMillan LLP
23.1	Consent of McMillan LLP (included in Exhibit 5.1)
23.2	Consent of Manning Elliott LLP
24.1	Power of Attorney (See page 3 of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Casper, State of Wyoming, on this 15th day of July, 2011.

URANERZ ENERGY CORPORATION

/s/ Glenn Catchpole
Name:	Glenn Catchpole
Title:	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Benjamin Leboe
Name:	Benjamin Leboe
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Glenn Catchpole and Benjamin Leboe his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Glenn Catchpole Glenn Catchpole	President, Chief Executive Officer, and Director	July 15, 2011

/s/ Benjamin Leboe Benjamin Leboe	Chief Financial Officer	July 15, 2011

/s/ George Hartman George Hartman	Executive Vice-President, Chief Operating Officer, and Director	July 15, 2011

/s/ Dennis Higgs Dennis Higgs	Executive Chairman and Director	July 15, 2011

/s/ Gerhard Kirchner Gerhard Kirchner	Director	July 15, 2011

/s/ Peter Bell Peter Bell	Director	July 15, 2011

/s/ Arnold Dyck Arnold Dyck	Director	July 15, 2011

/s/ Paul Saxton Paul Saxton	Director	July 15, 2011